SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

THE PACIFIC FINANCIAL GROUP, LLC.

THIS SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of DECEMBER 8, 2015, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and The Pacific Finacial Group, LLC., a Washington limited liability company (the "Adviser") located at 777 108th Ave NE, Suite 2100, Bellevue, WA 98004.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust, with repect to the Pacific Financial Strategic Conservative Fund, and the Adviser, dated as of December 11, 2012 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently approved a change to the annual advisory fee from 1.00% to 0.75%. The purpose of this Second Amendment is to acknowledge and reflect this change.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The annual advisory fee has changed from 1.00% to 0.75%, effective as of January 1, 2016.
2.	The parties acknowledge and agree that all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: _/s/ Andrew Rogers______________

Name: Andrew Rogers

Title: President

THE PACIFIC FINANCIAL GROUP, INC.

By: /s/ Megan P.Meade______

Name: Megan P.Meade

Title: CEO/President